Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement No. 333-215364 on Form S-8 and No. 333-188142 on amendment number 1 to Form S-3 of Sharing Economy International Inc. and subsidiaries (formerly Cleantech Solutions International, Inc.) our report dated April 11, 2018, relating to the consolidated financial statements of Sharing Economy International Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of Sharing Economy International Inc. and subsidiaries for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, New York

April 11, 2018